Exhibit 10.2

Confidential

AMENDED AND RESTATED RESEARCH COLLABORATION AND NON-EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT is made and entered into as of July 22, 2024, by and between:

1.	NOVODX Corporation a corporation organized and existing under the laws of the State of Delaware, with its principal office located at 177 US Highway 1, Suite 309, Tequesta, Florida (“NOVODX”); and

2.	Caring Brands Inc, a corporation organized under the laws of the State Nevada, with its principal office located at 1061 E. Indiantown Road, Suite 110 Jupiter, Florida, 33477 (“CARING”).

NOVODX and CARING are also sometimes hereinafter referred to as individually a “Party” and collectively the “Parties”.

RECITALS

WHEREAS, NOVODX is a diagnostic company, focusing on health products related to rapid diagnostic screenings and their companion therapeutics. NOVODX is researching and developing rapid diagnostic devices for Over the Counter (“OTC”) and Point of Care (“POC”) with the ultimate focus of manufacturing, marketing and selling, directly and indirectly, those devices for at home diagnostic screening use; and

WHEREAS, NOVODX has the right to use (under license or otherwise) or owns certain assets and patents applications as well as related know-how, technology, scientific and other technical information (collectively, the GoldN™ Ebola Rapid Test Technical Information (as hereafter defined related to the development of an Ebola diagnostic test, the “Ebola Rapid Test”): and

WHEREAS, CARING is a company that engages in the development, marketing and sale of products intended to accelerate new treatments for women’s and men’s health for skin, hair metabolism and women’s sexual health to access the market of such products for areas of unmet medical needs; and

WHEREAS, the Parties conducted initial exploratory due diligence and discussions under a Confidential Disclosure Agreement dated April 5th, 2024 (the “Confidentiality Agreement”); and

WHEREAS, the Parties wish to collaborate further in the development of an Ebola Rapid Diagnostic Test Kit which incorporates and is based upon the Ebola Rapid Test and will be marketed as the trademarked GoldN™ Ebola Rapid Diagnostic Test (the “Product”) for POC products that is intended for use in the Research Field and Commercial Field (each as hereinafter defined) based upon the use of NOVODX’s proprietary Know-How and technology, in accordance with and pursuant to, the terms, provisions and conditions of this Agreement; and

WHEREAS, the Parties are entering into this Agreement since the prior version of this Agreement had an error in the consideration to be received by NOVODX which is corrected in this Agreement.

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NOW THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, each of NOVODX and CARING hereby agree as follows:

1.	Definitions and Interpretation

1.1.	In this Agreement the following words and expressions shall have the meanings set forth in this Section 1.1 as follows, unless any such term is defined elsewhere in the text of this Agreement:

Affiliate(s)	means any company (corporation or limited liability company) or other entity which directly or indirectly controls, is controlled by or is under common control with, a Party, where “control” means the ownership of more than 50% (fifty percent) of the issued voting share capital or other equity interests or the legal power to direct or cause the direction of the general management and policies of a Party, or such company or other entity;

Agreement	means this Amended and Restated Research Collaboration and Non-Exclusive Licensing Agreement including all its exhibits hereto and any amendments to this Agreement that are made in accordance with this Agreement;

Ebola Rapid Test	means the asset being developed and licensed pursuant to this Agreement for collaboration and commercialization for research purposes in the Research Field and for commercial use in the Commercial Field once approved by the regulatory body governing the sales of the Product in the applicable geographical region where being sold;

Research and Development Activities	means the research and development activities carried out by or under the control of NOVODX, or otherwise acquired by NOVODX, under license, sublicense or otherwise, to date, in order to develop the Ebola Rapid Test to its stage as of the date of this Agreement.

Change of Control	means the occurrence of any of the following events: (i) any Third Party acquires control of (under the meaning of “control” set forth in the definition of Affiliate) CARING, directly or indirectly, by any means (including, without limitation, the acquisition, exchange or transfer of share or other equity interests); or (ii) CARING conveys, transfers, divests or leases (including general succession and all types of corporate split) in one or more transactions to any Third Party either: (x) all or substantially all of the assets of CARING or (y) all or substantially all of its assets that are material to the purpose of performance of its obligations under this Agreement;

Licensing Target(s)	means Ebola Rapid Test for OTC and POC targets for sales that are mutually agreed upon between the Parties;

Commercial Field	means any activities outside of the Research Field intended for OTC and or POC sales of the Licensed Product for use by consumers, whether directly or indirectly;

Commercially Reasonable Efforts

means the effort, expertise and resources normally used by a similarly situated company in the same industry in the development or commercialization of a comparable product controlled by such company which is of similar market potential at a similar stage of development or commercialization in light of issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the applicable products, product reimbursement and other relevant strategic and commercial factors normally considered by such a company in making product portfolio decisions;

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Confidential Information	shall have the meaning given to that term in the Confidentiality Agreement, and shall also include any and all non-public information that are disclosed to or obtained by either Party directly or indirectly from the other Party at any time during the Term or prior to the Term under the terms and provisions of the Confidentiality Agreement, without regard to the form or manner in which such information is disclosed or obtained (including information disclosed orally, in documentary or electronic form or by way of model or obtained by observation) and including the terms of this Agreement, for which both Parties shall be discloser and recipient;

Good Manufacturing Practices or GMP

means the then-current Good Manufacturing Practices that apply to the manufacture of commercial rapid diagnostics devices (including clinical or commercial supply) applicable to the Licensed Product, including, the United States regulations set forth under the applicable provisions of the United States Code of Federal Regulations, as they may be amended from time-to-time, as well as all applicable guidance published from time-to-time by the FDA Good Manufacturing Practice and ISO13485 - Medical devices - Quality Management Systems or other applicable publications by the United States Food and Drug Administration (the “FDA”);

510K/ EUA	means a filing with the FDA or any other applicable Regulatory Authority that must be made prior to commencing commercialization and sale of a product such as the Ebola Rapid Test, to humans including (i) in the United States, and the regulations promulgated thereunder (21 CFR 312.1 et seq), including for Emergency Use Authorization, and (ii) in any other jurisdiction, a comparable filing and, in each case, any amendments and supplements thereto;

Inventions	means all inventions, whether or not patentable, that are discovered, made, conceived of, or reduced to practice by either Party in connection with any development, commercialization, or NOVODX Research Activities conducted under this Agreement with respect to the Ebola Rapid Test, the Product or any component thereof or in any manner from the collaboration by the Parties that is contemplated by this Agreement or by NOVODX in connection with manufacturing the Product;

Know-How	means, collectively, any and all inventions, discoveries, trade secrets and proprietary methods, whether or not patentable, owned or developed by or for NOVODX and implemented for the purpose of conducting the Research, Development and Commercialization of the Product to be trademarked as the GoldN™ Ebola Rapid Test, including: (a) methods of manufacture or use of, and structural and functional information pertaining to, chemical compounds and materials, (b) compositions of matter, data, formulations, processes, techniques, cell differentiation techniques and protocols, cell growth techniques and protocols, cell handling, cell assays and results, including preclinical, pharmaceutical, toxicological and clinical data, and (c) all aspects of the GoldN Rapid Ebola Test Technology;

Licensed Product or Product	means the GoldN™ Ebola Rapid Diagnostic Test;

Net Sales	means the gross amounts invoiced by CARING and its authorized distributors (any such distributor to be subject to the prior written approval of NOVODX in the sole discretion of NOVODX) for any Licensed Product sold or otherwise supplied on a commercial basis under the Commercial License (as hereafter defined) to Third Parties, less the following items to the extent that they are actually paid, allowed or granted (and not reimbursed to Caring Brands by a Third Party):

(i)	trade quantity and cash discounts customarily and actually allowed/ granted;
(ii)	discounts, refunds, rebates, charge backs, and any other allowances actually granted which effectively reduce the net selling price or the net proceeds received;

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(iii)	product returns actually granted;
(iv)	any tax imposed on the sale or delivery of the Licensed Product excluding federal, state or local taxes based on income) by an appropriate taxing authority of the applicable jurisdiction; and
(v)	freight, postage, shipping, customs duties, excises and insurance charges actually allowed or paid for delivery of Licensed Products, to the extent included in the invoice.

For the avoidance of doubt, none of the above items should be deducted from the gross invoice price in order to arrive at the calculation of Net Sales unless they are normally deducted from the gross invoice price in the reporting of revenues in accordance with United States Generally Accepted Accounting Principles (GAAP) in a manner consistent with CARING’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

If any Licensed Product is sold or otherwise supplied by CARING on an arm’s length commercial basis to Third Parties in the Territory under a capitated of bundling arrangement with other products or services, then such capitated arrangement or bundling arrangement, as applicable, shall be disaggregated for the purposes of revenue recognition and calculating Net Sales such that such Licensed Product included in such arrangement shall be deemed to be the same sales price and value it would have been allocated if it had been sold on a standalone basis in an arm’s-length arrangement.
If any Licensed Product is sold or otherwise supplied by CARING other than at normal arms-length commercial terms exclusively for money (meaning other forms of consideration), the Net Sales of the Licensed Product sold or supplied shall be whichever is the higher of:

(i)	the Fair Market Value of such Licensed Products; or
(ii)	the actual price at which the Licensed Product was sold,

where “Fair Market Value” shall mean the value of the Licensed Product sold to companies in countries with similar pricing and reimbursement structures and for similar quantities as reasonably determined by NOVODX.

Patent	means an issued patent or pending patent application (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re- examinations and extensions thereof which in any way relate to the Product;

Regulatory Approval	means, with respect to any country in the which the Product is to be sold, any approval, license, registration or authorization of any Regulatory Authority required for the manufacture, use, storage, importation, exportation, transport or distribution of the Product for use in such country;

Regulatory Authority	means any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority having jurisdiction over the distribution, importation, exportation, manufacture, use, storage, transport, clinical testing, pricing, sale or reimbursement of the Licensed Product in the such jurisdiction;

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Regulatory Filings	means, with respect to the Licensed Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any 510K application, Emergency use Authorization (“EUA”) and or other filing, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto;

Research Field	means internal research purposes, including basic research and diagnostic discovery research and including 510k enabling studies or equivalents thereof and specifically excluding commercial sales and other activities that fall within the Commercial Field

GoldN™ Ebola Rapid Test Technical Information and Know-How	means the Know-How intellectual property existing at the Effective Date or hereafter development by or for NOVODX that is owned or controlled, under license or otherwise, by NOVODX related to rapid detection of Ebola virus via rapid diagnostic screening;

Term	means the period from Effective Date until the earlier of (x) the end of the Royalty Term and (y) the termination of this Agreement in accordance with its terms;

Third Party	means a person or entity other than NOVODX and CARING and the respective subsidiaries and Affiliates of any such person or entity;

Valid Claim	means any claim of (A) an unexpired Patent that a) has not been held unenforceable, unpatentable or invalid by a decision of a court or other government agency of competent jurisdiction, unappealable or has not been appealed within the time allowed for appeal and b) has not been admitted by NOVODX in any proceedings to be invalid or unenforceable, and (B) a pending patent application that confers provisional protection and has not been withdrawn, abandoned or finally rejected without the possibility of appeal or re-filing.

1.2.	In this Agreement, unless otherwise specified:

	1.2.1.	references to Sections are to the sections of this Agreement;

	1.2.2.	references to Exhibits are to the exhibits of this Agreement;

	1.2.3.	headings are used for convenience only and shall not affect the interpretation or construction of any term or provision of this Agreement; the words “include”, “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

	1.2.4.	the words “other” and “otherwise” shall not be construed as being limited by any words preceding them;

	1.2.5.	a reference to the singular includes a reference to the plural and vice versa and a reference to any gender includes a reference to all other genders; and

	1.2.6.	references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision.

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2.	License

2.1.	Grant of License. Subject to the terms and conditions set forth in this Agreement, NOVODX hereby grants to CARING during the Term only:

	2.1.1.	A non-exclusive license, without the right to sublicense or assign, under the Licensed Patents, when issued to NOVODX, and the GoldN™ Ebola Rapid Test Technical Information and Know-How to further use and market the Licensed Product in the Research Field only and during the Term in accordance with the directives and standards established by the JDC (as such term is hereinafter defined) and in accordance with the Research Plan (as such term is hereinafter defined) and only in those jurisdictions where NOVODX has a Valid Claim (the “Research License”);

	2.1.2.	A non-exclusive license, without the right to sublicense or assign, under the Licensed Patents, when issued to NOVODX, and GoldN™ Ebola Rapid Test Technical Information and Know-How to use, market and sell the Licensed Product within the Commercial Field only (the “Commercial License”). For avoidance of doubt, CARING shall not engage in any sales of the Licensed Product, directly or indirectly, through distributors or otherwise, under the Commercial License until such time as NOVODX has obtained 510K or EUA approval or authorization of the Licensed Product and then only in those jurisdictions where the Licensed Product can be sold and/or distributed under such approval or authorization and where NOVODX has a Valid Claim.

	2.1.3.	The current pending applications and/or Patents, as applicable for the Licensed Product and the status thereof is set forth on Exhibit A attached hereto.

2.2.	No other License; Retention of Rights. Nothing in this Agreement shall be construed as conferring explicitly or by implication, estoppel or otherwise any license, right or immunity under any patents or patent applications or assets that NOVODX and/or its Affiliates, successors, assignees, licensors now owns or holds a license to, or acquires or obtains a license to in the future, other than the Licensed Research Patents and Licensed Patents and only as expressly permitted by this Agreement, regardless of whether such other patents or patent applications are dominant or subordinate to the Licensed Research Patents or Licensed Patents. This Agreement does not limit any of the rights under the Licensed Patents or the Ebola Rapid Test Technical Information and Know-How of NOVODX or any of its Affiliates, licensors, licensees, and/or their respective sublicensees and customers, in any way. In particular, NOVODX reserves the rights to itself, or through its Affiliates, to engage in any activity or business under the Licensed Patents, if applicable, and under the Ebola Rapid Test Technical Information and Know-How and to license to, assign to or otherwise exploit such rights directly and/or through Third Parties for any purpose whatsoever. CARING covenants and agrees that it shall not take any action, directly or indirectly, under the Research License or the Commercial License to enforce or extend the licensed rights thereunder without the prior written consent of NOVODX.

2.3.	Commercialization. During the Term, pursuant to the Commercial License CARING will use all Commercially Reasonable Efforts to maximize the sale of the Licensed Product by CARING and its authorized distributors, if any.

3.	Financial Terms and Conditions.

3.1.	In consideration of the rights and licenses granted under this Agreement, CARING will pay the following compensation to NOVODX:

	3.1.1.	Initial Payment-Cash. Within 30 days of the date that a Registration Statement on Form S- 1 for a direct listing has been filed by CARING with the Securities and Exchange Commission (the “SEC”) and is declared effective by the SEC, CARING shall pay to NOVODX the sum of $100,000 (One Hundred Thousand US Dollars) which amount shall be paid by wire transfer of funds to a bank account designated in writing by NOVODX and shall be non-refundable under any circumstances. (the Up-Front Payment”).

	3.1.2.	Initial Payment-Stock. As additional consideration for entering into this Agreement, promptly following the execution and delivery of this this Agreement, CARING shall issue to NOVODX 3,000,000 (three million shares of CARING’s restricted common stock, which will contain a customary legend for restricted shares.

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	3.1.3.	Milestone Payment-Authorization. Within thirty (30) days of NOVODX receiving 510 or EUA authorization/approval of the Licensed Product, CARING shall pay NOVODX the sum of $1,000,000 (US Dollars One Million) (the “Authorization Milestone Payment”).

	3.1.4.	Milestones Payment-Sales. CARING shall make a payment to NOVODX of $500,000 (US Dollars Five Hundred Thousand) within thirty (30) days of the calendar year during which when aggregate Net Sales of the Licensed Product reaches or exceed the following threshold indicated below:

$5,000,000 (US Dollars Five Million) (the “Sales Milestone Payment”; and the Authorization Milestone Payment and the sales Milestone Payment, collectively, the Milestone Payments”); The Milestone Payments resulting from section 3.1.2 and section 3.1.3 may be made in cash or in shares of the common stock of Caring Brands (“Shares”) in the discretion of Caring Brands. If paid in Shares, the price of each Share shall be the average of the closing prices of the Shares for the immediately preceding seven (7) trading days in the principal securities exchange or market in which such Shares are traded, or if the Shares so not trade on a public securities exchange or market, at the price per Share in the then most recently closed round of institutional equity financing by Caring Brands.

	3.1.5.	Royalty. In addition to the Up-Front Payment and if applicable, the Milestone Payment, CARING shall pay royalties to NOVODX as follows.”

	(a)	CARING shall pay the following royalties to NOVODX:

(i) 5% (five percent) of Net Sales of Licensed Product for that portion of annual Net Sales that is less than $500 million; and

(ii) 3% (three percent) of Net Sales of the Licensed Product for that portion of annual Net Sales that is equal to or greater than $500 million.

	(b)	Royalties shall be payable on an aggregate basis for all sales of the Licensed Product in the Territory until the later of: (a) the expiration of the last Valid Claim that covers the Licensed Product in such country, or (b) the tenth anniversary of the date of the first commercial sale of the Licensed Product (the “Royalty Term”). Notwithstanding the forgoing, upon the termination of this Agreement in accordance with its terms by one of the Parties or the expiration of the Term of this Agreement, the Royalty Term shall automatically terminate; provided that CARING shall be obligated to pay the Royalty to NOVODX on all Net Sales made or committed to Third Parties by contract prior to the effective date of such expiration or termination.

	(c)	Payments of the Royalty shall be made within thirty (30) days from the end of each calendar quarter during the Term and for any period after the Term for which Royalties are payable to NOVODX. It is understood and agreed by CARING that it shall not engage in any sales activities with respect to the Licensed Product under the Commercial License until such time as NOVODX obtains 510K or EUA approval/authorization and then only in those jurisdictions where there is a Valid Claim in effect with respect to the Licensed Product. For avoidance of doubt, the Royalty shall only be payable in cash.

3.2.	Any and all amounts payable to NOVODX under this Agreement:

	3.2.1.	Are exclusive of any taxes, which may be chargeable thereon, such as by way of example any Sales Tax, if any, which shall be paid by CARING directly to its competent tax authority;

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	3.2.2.	Shall be paid by wire transfer in US Dollars and in immediately available funds to a bank account of NOVODX designated in witing by NOVODX and identified to CARING from time to time by NOVODX.

	3.2.3.	Will be paid by CARING in US Dollars without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment to be paid directly by NOVODX. CARING and NOVODX will cooperate with respect to all documentation required by any taxing authority or reasonably requested by CARING to secure a reduction in the rate of applicable withholding taxes or other taxes.

3.3.	In case of dispute between the Parties for whatever reason, CARING has no right to withhold or suspend and CARING agrees that it shall not withhold or suspend any payments due to NOVODX under this Agreement. All amounts shall continue to be paid by CARING regardless of the dispute unless and until there is a final and non-appealable determination by a court of competent jurisdiction that that holds otherwise.

3.4.	Payments are non-refundable and are not an advance or otherwise creditable against any other payments required to be paid under this Agreement.

3.5.	Interest shall accrue on any payment due to be paid to NOVODX which is not made on the date such payment is due in accordance with this Agreement, at an annual interest rate equal to 5% (five percent) or the highest rate permissible by applicable law. Such interest shall accrue from the date the payment was originally due to NOVODX, until NOVODX receives payment in full (including all accrued interest). This Section shall in no way limit any other rights and remedies available to NOVODX, whether arising under this Agreement or at law or in equity.

3.6.	Withholding taxes, if any, levied by a government of any country on payments made by CARING to NOVODX hereunder shall be borne by CARING and the amount of the payment shall be gross- up for the amount withheld. CARING shall lend its support to NOVODX to avoid any double taxing and provide it upon simple request with any document requested by NOVODX that necessary for this purpose. CARING shall use commercially reasonable efforts to help NOVODX claim exemption there from under any double taxation or similar agreement in force and shall produce to NOVODX proper evidence of payment of all withholding tax.

4.	Reports.

4.1.	Within 30 (thirty) days after the end of each calendar quarter during the Term and thereafter (until no further Royalties are paid to NOVODX) and whenever the Milestone Payment or a Royalty is paid to NOVODX, CARING will provide a report to NOVODX (the “Report”), in reasonable detail satisfactory to NOVODX, reflecting the Net Sales and milestone events made for the period covered by the Report, including the quantity and identification of the Licensed Product sold in the Territory together with details of Net Sales calculation, royalty calculation and details of any deductions made, and any threshold achieved reached during the reporting period. Even if no Milestone Payment is due and/or no Royalty payable for a quarter, CARING shall provide NOVODX the Report certifying that no amount is payable to NOVODX for the applicable period.

4.2.	CARING shall keep complete and accurate records of the Net Sales and any sales made for non- cash consideration, in accordance with GAAP and in sufficient detail to enable a determination of the amounts payable to NOVODX under Section 3 and to provide the Reports contemplated by Section 4.1 (the “Records”). NOVODX shall have the right to audit the Records no more than once in each calendar during the during the Term and within sixty (60) days after the last payment to NOVODX hereunder on provision of not less than 30 (thirty) days written notice from NOVODX to CARING. Any audit shall be carried out within CARING business hours and CARING shall provide access to all documentation related to sales and supplies of the Licensed Product and calculation of the Milestone Payment the Royalty, Net Sales, and other sums due under the Agreement. CARING shall pay any underpayment of a Royalty payment identified by NOVODX following an audit under this Section 4.2 within thirty (30) days after receipt of an invoice from NOVODX which NOVODX will furnish to CAARING within thirty (30) days after completion of the audit. The invoice shall set forth in reasonable detail NOVODX’s calculation of any such underpayment.

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4.3.	Where the audit report resulting from an audit under Section 4.2 identifies an underpayment of the Royalty of more than 5% (five percent) of total Royalty payable to NOVODX, CARING shall reimburse NOVODX for all costs and expenses incurred by NOVODX in carrying out the audit.

5.	Governance.

5.1.	Alliance Managers. Each Party will appoint one of its employees to be designated as the alliance manager (each and “Alliance Manger”) to be the main point of contact for the other Party to exchange information, facilitate communication and coordinate the Parties’ activities and obligations under this Agreement relating to Licensed Product (including all research, development and sales activities).

5.2.	Establishment of Joint Research Committee. Within 30 (thirty) days of the Effective Date, NOVODX and CARING shall establish a joint development committee (the “JDC”). The JDC shall have and perform the responsibilities set forth in this Section 5; provided, that, the JDC shall have no authority to amend this Agreement or to grant any waivers of a Party’s obligations hereunder.

5.3.	Membership. Each Party’s Alliance Manager or another representative designated by a Party in writing shall represent such Party in the JDC. The JDC may change its size from time to time by mutual written consent of the Parties (which consent may be withheld by either Party at its sole discretion) and each Party may replace its representatives at any time upon written notice to the other Party.

5.4.	Meetings. The JDC shall meet on a regular basis, no less frequently than quarterly. In addition, each Party shall have the right to call a special meeting of the JDC upon not less than ten (10) days prior written notice given by the Party calling the special meeting. The meetings of the JDC may be held telephonically or by Zoom, Microsoft Teams or similar electronic means. An action of the JDC will only be authorized if it is approved by the representative of each Party then serving on the JDC.

6.	Research and Development Activities.

6.1.	Research Plan. In collaboration with each other to further develop and enhance the Ebola Rapid Test, during the Term, the Parties shall reasonably collaborate with each other to develop a pre- clinical research or other plan for the Licensed Product (each a “Research “Plan”), on a basis determined by the JDC. In furtherance thereof, the Parties shall promptly and in good faith discuss any questions or concerns that either Party may have with respect to a given portion of the proposals set forth in a draft Research Plan. Once mutual agreement is reached for a target/goal of all or part of a Research Plan (the “Collaboration Target”) the Parties, through their representatives on the JDC, shall agree on the action steps to be taken to implement the applicable Collaboration Target (the “Collaborative Research and Development Activities”). Each Party may propose amendments to a given Research Plan and/or a Collaboration Target from time-to-time, but any such amendment shall be subject to the mutual written agreement of the Parties prior to being implemented.

6.2.	Conduct of Research Plan

6.2.1.	NOVODX Responsibilities

(a)	NOVODX shall perform those activities designated in the applicable Research Plan to be performed by NOVODX (the “Research and Development Activities”) in accordance with the Research Plan with respect to the applicable Collaboration Target, at NOVODX’ own cost and expense.

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(b)	At such time as NOVODX has completed its Research and Development Activities with respect to a given Collaboration Target in accordance with the Research Plan, it shall provide the results thereof (including any physical materials, if applicable), to CARING together with a report on the Research and Development Activities to the extent that have not been previously reported to CARING.

6.2.2.	CARING Responsibilities

(a)	If requested by NOVODX or authorized by the JDC, CARING shall provide NOVODX with such reasonable assistance as NOVODX may reasonably request with respect to the Research and Development Activities as requested by NOVODX.

6.2.3.	Costs. Each Party will be responsible for all of its own costs and expenses associated with its activities under each Research Plan.

6.3.	Record Keeping. During the Term, each Party shall maintain complete and accurate records (paper or electronic as applicable) of its Research and Development Activities under the Research Plan and with respect to each applicable Collaboration Target. in sufficient detail, including for purposes of making Patent filings, in good scientific manner, or otherwise in a manner that reflects all work done and results achieved.

7.	Regulatory Activities related to Research and Development Activities.

7.1.	Responsibility for Research and Development. As between the Parties, NOVODX shall oversee and control all regulatory activities related to the Research and Development Activities in accordance with the Research Plan.

7.2.	Development Assistance. During the Term, at the request of NOVODX, CARING shall use Commercially Reasonable Efforts during the Term to assist NOVODX with its Research and Development Activities with respect to the Licensed Product.

7.3.	Progress Reports. During the Term, each Party shall keep the other Party fully informed on a timely basis of the Research and Development Activities related activities conducted by such Party, including, without limitation, providing a high-level summary of material clinical trial-related progress, schedules, anticipated events, and milestones, which summaries shall include relevant activities conducted and being considered.

7.4.	Regulatory Matters

7.4.1.	Regulatory Filings. As between the Parties, NOVODX shall have the sole right and responsibility for (i) preparing, filing and maintaining all Regulatory Filings for Licensed Product and any related development products, and (ii) reporting to Regulatory Authorities all adverse, including serious, events occurring in any clinical trial conducted by or on behalf of NOVODX or CARING pursuant to this Agreement related to Licensed Products, to the extent required by all applicable laws

7.4.2.	Licensed Product-Related Regulatory Interactions. NOVODX shall be solely responsible for any communications with any Regulatory Authorities regarding the Licensed Product. In the event that CARING receives any communication directly from a Regulatory Authority regarding Licensed Products being developed, commercialized, or otherwise exploited, by or on behalf of CARING, then CARING shall immediately furnish a copy of the communication to NOVODX, and CARING shall not respond to the communication or take any action without first consulting with NOVODX and obtaining the prior concurrence of NOVODX to the proposed response.

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8.	Manufacture And Supply.

8.1.	GoldN™ Ebola Rapid Diagnostic Test Supply-Research. NOVODX will supply CARING with GoldN Ebola Rapid Diagnostic Test of Licensed Product, in such quantities as are set forth in the Research Plan for CARING to meet its obligations with regard to a particular Collaboration Target in accordance with the Research Plan or as otherwise agreed upon by the JDC, in accordance with the terms and provisions (including those with respect to quantities and pricing) of a Supply Agreement to be negotiated in good faith by the Parties. Transfer price shall not be in excess of 10% of manufacturing cost.

8.2.	GoldN™ Ebola Rapid Diagnostic Test Supply. In anticipation of Patents being issued to NOVODX for the Licensed Product, the Parties shall reasonably promptly after the execution and delivery of this Agreement, negotiate in good faith a separate Supply Agreement (the “Supply Agreement”) pursuant to which NOVODX will agree to have manufactured and supplied to CARING units of Licensed Product in order for Caring to maximize potential sales under the Commercial License, upon such terms and provisions, as the Parties shall mutually agree upon, including, without limitation, pre-payments by CARING prior to commencing manufacturing for any requested quantity of Licensed Products. At the option of NOVODX, either (i) NOVODX will enter into arrangements with Third Party manufacturers to manufacture the Licensed Products for the Supply Agreement or (ii) allow the Licensed Product to be manufactured directly for CARING under direct agreements between CARING and the manufacturers, the terms and provisions of which will be subject to the approval of NOVODX. If NOVODX chooses alternative set forth in clause (ii) of the immediately preceding sentence, NOVODX and CARING shall negotiate in good faith a possible expansion of the Commercial License in order to enable CARING or such Third-Party manufacturer to directly manufacture GMP grade GoldN™ Ebola Rapid Diagnostic Tests within the limit of the Commercial License. CARING shall not, and shall ensure that any authorized Third-Party Manufacturer shall not, use the GoldN Rapid Test Technology and Know-How for any other purpose other than the manufacture of GMP grade GoldN Ebola Rapid Diagnostic Tests as contemplated by this Section 8.2.

8.3.	Compliance. CARING hereby covenants and agrees that (i) the use or sale or transfer by CARING or its Affiliates (as applicable) shall comply with all applicable laws and regulations, including, without limitation, all federal export laws and regulations and (ii) if CARING is responsible for or overseeing the manufacture it will use Commercially Reasonable Efforts such that the Licensed Product shall not be defective in manufacture.

9.	Intellectual Property Rights

9.1.	Background Technology/Patents. As between the Parties each Party shall own and retain all right, title and interest in and to any and all Patents and Know-How that are owned, licensed to, or otherwise controlled by such Party or any of its Affiliates, existing prior to the Effective Date or otherwise generated outside and independently of this Agreement, and the other Party shall not acquire any right, tile or interest therein by virtue of this Agreement.

9.2.	Ownership of Inventions and Know-How.

9.2.1.	As between the Parties all rights, title and interest in any Inventions or Know-How conceived or created or first reduced to practice in connection with the exercise of rights or performance of obligations under this Agreement, on a Collaboration Target basis, during the Term with respect to such Collaboration Target, to the extent:

	(a)	All Inventions, intellectual property and Know-How developed by or for NOVODX relating solely and specifically to (i) GoldN Ebola Rapid Diagnostic Test, (ii) design files and technologies, or (iii) stability related technologies, shall be owned solely by NOVODX (“NOVODX Inventions”),

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(b)	Any Patents claiming or based upon a NOVODX Invention shall be referred to as “NOVODX Patents”. Any Inventions, intellectual property and Know-how developed by CARING alone or together with NOVODX in any way relating to or derived from the Licensed Product shall be considered a Joint Invention (a “Joint Invention”), invented by, and owned equally (on 50%-50% basis) by NOVODX and CARING. Any Patents claiming or based upon a Joint Invention shall be referred to as “Joint Patents”. Any exploitation of a Joint Patents shall be subject to the mutual agreement of NOVODX and CARING which the Parties will attempt to negotiate in good faith should the occasion arise.

9.2.2.	Notice, Assignments, Assistance

(a)	Each Party shall (i) promptly notify the other Party of any Joint Invention (i.e., as described in Section 9.2.1) made by or on behalf of such Party or Parties, as applicable, and that would constitute a Joint Invention hereunder , and (ii) hereby assigns, transfers and conveys to the other Party, or its designee, fifty percent (50%) of such Party’s worldwide right, title and interest in and to any and all such Joint Inventions or the related technology and Know-How that has been developed and/or invented by the assigning Party by such other Party in accordance with Section 9.2.1, including any and all moral rights and intellectual property rights inherent therein and appurtenant thereto, including the right in the case of NOVODX to make, and in the case of CARING, to be included as a 50% owner in, all applications for Patents, copyrights, trademarks, and all trade secrets and the rights to apply to any of the foregoing.

(b)	Upon the request and at the reasonable expense of the other Party, each Party shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable in the reasonable opinion of the other Party to document and implement the assignment and transfer described in Section 9.2.2 or to enable such other Party to secure its rights in the applicable Joint Invention. Without limiting the foregoing, to the extent a Party is not available, or is unwilling to provide such assistance, within 30 (thirty) days of a request therefor, the unavailable/unwilling Party hereby grants to the requesting Party a limited power of attorney to take such actions, and file such documents, on such unavailable/unwilling Party’s behalf as may be necessary to secure such rights.

9.3.	Patent Prosecution

	9.3.1.	NOVODX Patents. NOVODX shall be solely responsible for the filing, maintenance, prosecution and defense of the NOVODX Patents. CARING shall cooperate with and assist NOVODX, at the cost and expense of NOVODX, in all reasonable aspects in connection with NOVODX Patents prosecution (including review and comments regarding responses to office actions or official actions from worldwide patent offices) and NOVODX Patents defense, including by obtaining assignments to reflect chain of title consistent with the terms of this Agreement. All costs incurred by NOVODX in connection with the prosecution and defense of such NOVODX Patents shall be the sole responsibility of NOVODX.

	9.3.2.	Joint Patents. In the event the Parties conceive or generate any Joint Invention, the Parties will promptly meet to discuss and determine, based on mutual consent, whether to seek patent protection thereon. NOVODX will have the first right to file, maintain, prosecute and defend any Joint Patent. CARING shall cooperate with and assist NOVODX in all reasonable respects in connection with Joint Patent filing, prosecution and defense, which shall be controlled and overseen by NOVODX. All costs and expenses (a) incurred by NOVODX in connection with the filing, maintenance, prosecution and defense of such Joint Patents and (b) incurred by CARING in providing any such cooperation and assistance shall be equally (on a 50-50 basis) shared between the Parties. CARING shall not independently seek any Patent protection or other intellectual property protection with respect to any Joint Invention, any Joint Patent or any of its activities in any way related to, directly or indirectly, the Research and Development Activities contemplated by this Agreement or the results or proceeds from such activities.

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9.4.	Enforcement; Third Party Infringement

9.4.1.	If either Party becomes aware of any suspected infringement of any NOVODX Patent or Joint Patent or other violation of related intellectual property rights by any Third Party (each, an “Infringement”), that Party shall promptly notify the other Party in writing of such Infringement of which it is aware (each, an “Infringement Notice”).

9.4.2.	Except as provided under Section 9.4.3 below, NOVODX shall have the sole right, but not the obligation, to manage and prosecute any Infringement action or other response to an Infringement (an “Infringement Response”) of any NOVODX Patent or a Joint Patent. NOVODX shall have the first right, but not the obligation, to manage, control and prosecute any Infringement Response with respect to any of the Joint Patents. NOVODX shall promptly notify CARING in writing if NOVDX does not assuming the Infringement Response. If NOVODX does not assume the management and prosecution of an Infringement Response to a Joint Patent, CARING shall have the right, but not the obligation, to assume control of the Infringement Response.

9.4.3.	Each Party shall keep the other Party notified of an Infringement Response for that it is managing as provided in this Article 9. The other Party shall provide reasonable assistance to the Party that is managing the Infringement Response if requested by the managing Party. CARING shall provide all reasonable cooperation to NOVODX in connection with any such Infringement Response that is being managed by NOVODX. If NOVODX does not intend to prosecute or defend an Infringement of, or ceases to diligently pursue an Infringement Response with respect to, s an Infringement of one or more Joint Patents, it shall promptly inform CARING in such a manner that such Infringement Response will not be prejudiced and CARING may elect to exercise those rights, including, in NOVODX’s name with respect to said Joint Patents. In such case NOVODX shall execute all instruments reasonably requested by CARING in order for CARING to assume and manage the prosecution of the Infringement Response to a Joint Patent. All costs, including attorneys’ fees and expenses, relating to an Infringement Response that NOVODX has decided not to pursue or control shall be borne solely by CARING and CARING shall have sole discretion in settling any such Infringement Response: provided that CARING shall not, except with the prior written approval of NOVODX, take any actions or agree to any settlement terms that would limit the scope or protection, or jeopardize the Licensed Patent. For clarity, the settlement of an Infringement Response for a Joint Patent may involve entering a (sub)licensing agreement, which sublicensing agreement requires NOVODX’ prior approval.

9.4.4.	CARING shall have the right to participate and be represented by counsel that it selects, at CARING’s sole cost and expense, in any Infringement Response instituted or controlled in relation to NOVODX Patents.

9.4.5.	In any Infringement Response instituted under this Section 9.4, the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party controlling the Infringement Response with respect to a Joint Patent, the other Party shall join such Infringement Response and shall be represented using counsel of its own choice.

9.4.6.	In addition, any settlements, damages or monetary awards (“Recovery”) recovered pursuant to any Infringement Response shall, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery, be retained one hundred percent (100%) by NOVODX in the case of an Infringement Response with respect to a NOVDX Patent and fifty percent (50%) each with respect to an Infringement Response to a Joint Patent.

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9.5.	Defense of Claims. If any action, suit or proceeding is brought against either Party or any Affiliate of either Party alleging the misappropriation or infringement of the know-how or Patents of a Third Party by reason of the research, development, manufacture or commercialization of any Licensed Product in the Research Field or the Commercial Field or component thereof, such Party shall notify the other Party within 5 (five) days of the earlier of (a) receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted and the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter. Except as unanimously agreed by the Parties, (i) CARING shall have the right but not the obligation to defend such action, suit or proceeding at its sole expense; (ii) NOVODX shall have the right to have a separate counsel at its own expense in any such action, suit or proceeding; and (iii) the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding, including being joined as a named party. Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party including all documents filed in any litigation. Notwithstanding the foregoing, CARING shall not take any actions that would intentionally limit the scope or protection, or intentionally jeopardize NOVODX Patents or Know-How.

10.	Compliance

10.1.	Applicable Laws. Each Party shall perform its obligations hereunder in compliance with all applicable laws and regulations.

10.2.	Compliance with Anti-Corruption Laws. In furtherance of Section 10.1, each Party agrees that connection with this Agreement, each such Party will comply with all applicable laws and regulations in connection with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

10.3.	Prohibited Conduct. In connection with this Agreement, each Party represents and warrants to the other Party that it has not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person, entity or to any government official for the purpose of: (a) improperly influencing any act or decision of such person, entity or government official; (b) inducing such person, entity or government official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing such person, entity or government official to improperly influence the act or decision of any organization, including any government or government authority or instrumentality, to assist NOVODX or CARING in connection with its performance of its obligations hereunder or in connection with obtaining or retaining business.

10.4.	Export and Regulatory Compliance. CARING acknowledges and understands that the Arms and Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. CARING further acknowledges and understands that the U.S. export laws and regulations include, but are not limited to the following: (i) the ITAR and EAR product/service/data- specific requirements; (ii) ITAR and EAR ultimate destination-specific requirements; (iii) ITAR and EAR end user-specific requirements; and (iv) antiboycott laws and regulations. During the Term, CARING shall comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Product. CARING certifies and warrants that it shall not, directly or indirectly export, nor re-export the Licensed Products in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations.

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10.5.	Governmental Marking. Once NOVODX obtains a Patent for the Licensed Product, NOVODX shall immediately inform CARING of that fact, and CARING, at its cost and expense. shall mark all Licensed Products in its possession or control or in the possession and control of one of its authorized distributors, if applicable, with a patent notice under, and in compliance with, 35 U.S.C. § 287. Nothing contained in this provision shall be deemed an admission that the requirements of 35 U.S.C. § 287 are applicable to such Licensed Products. CARING shall not be in violation of this Agreement if, in good faith, it removes such notice upon being notified by NOVODX or an appropriate Regulatory Authority that the marking provided for under this Section 10.5 is in violation of 35 U.S.C. § 292, or any other applicable law.

11.	Confidentiality

11.1.	During the Term and for a period of 10 (ten) years thereafter, each Party agrees to keep the Confidential Information of the other Party in strict confidence and not to disclose such Confidential Information to any Third Party.

11.2.	The Parties may provide Confidential Information of the other Party to such of its officers, directors, employees, consultants, attorneys, and agents (each “Representative”) who reasonably require access to it for the purpose of fulfilling the receiving Party’s obligations under this Agreement; provided that before any of the disclosing Party’s Confidential Information is disclosed to any of them, they are made aware of its confidential nature of the Confidential Information and that they are under a legally-binding obligation to the disclosing Party to treat that Confidential Information in the strictest confidence in accordance with the terms of this Agreement, which they shall confirm in a written instrument concurrently with their access to any Confidential Information. A Party shall be liable for any breach by one of its Representatives of such Representatives confidentiality obligations as contemplated hereby.

11.3.	Each Party may disclose the terms of this Agreement to its Affiliates, licensors and investors provided that prior to disclosure such Affiliates, licensors and investors are under a legally-binding obligation to treat such information as confidential pursuant to a confidentiality agreement approved by the initial disclosing Party of the confidential Information.

11.4.	The undertakings of Section 11.1 shall not apply to information that the recipient of such information can demonstrate by clear and convincing evidence that (thus such information shall not be considered Confidential Information):

(a)	at the time of disclosure, said information was published publicly or otherwise generally available to the public; or
(b)	after disclosure by the disclosing Party, said information was published or became generally available to the public otherwise than through any act or omission on the part of the recipient; or
(c)	said information was in recipient’s possession at the time of disclosure and was not acquired directly or indirectly from the discloser including from a Third Party which was to recipient’s reasonable knowledge not under obligation of secrecy/confidentiality to the discloser; or
(d)	said information was developed independently by the recipient with no reference to the Confidential Information of the Disclosing Party.

11.5.	Neither Party will be in breach of its obligations under Section 11.1 to the extent that it is required to disclose any Confidential Information of the other Party under any law or by or to a court or other public, regulatory or financial authority or stock exchange that has jurisdiction over it: provided that (i) the Party compelled to make the disclosure gives the other Party written notice prior to disclosing the Confidential Information and that the disclosure is made only to the extent required and for the purpose of complying with the requirements and (ii) the Party compelled to make disclosure cooperates with the other Party, at such other Party’s cost and expense with any reasonable efforts by such other Party to restrain or limit such disclosure.

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11.6.	Neither Party will use the other Party ‘s name or logo or with respect to name or logo, in any press release or product advertising, or for any other promotional purpose, without first obtaining the other Party’s written consent, which may be granted or withheld in such other Party’s sole discretion. Neither Party will, without the prior written consent of the other Party, issue any public announcement or press release relating to this Agreement or the terms of this Agreement or to the fact that the Parties have entered into this Agreement, unless a press release or other public announcement is required to be made by applicable law in which case the issuing Party will endeavour to accommodate the reasonable comments of the other Party before issuing the public announcement or press release.

11.7.	To the extent there is a conflict between the terms of this Section 11 and those set forth in the Confidentiality Agreement, the terms and provisions of this Agreement shall control.

12.	General Representations and Warranties.

12.1.	NOVODX represents, and warrants to CARING that as of the Effective Date as follows:

	12.1.1.	It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

	12.1.2.	It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

	12.1.3.	Its execution, delivery and performance of this Agreement has been duly authorized by applicable corporate power and authority, and this Agreement constitutes it legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy and insolvency laws and general principles of equity applicable to creditors rights: and

	12.1.4.	Its execution, deliver and performance of this Agreement does not and will not violate its By-laws or cause a violation or breach any agreement, contract, court order or similar restriction to which it is a party or is otherwise bound or subject.

12.2.	CARING represents and warrants to NOVODX that:

12.2.1.	It is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

12.2.2.	It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder enter into and agree the terms of this Agreement;

12.2.3.	Its execution and delivery of this Agreement and the performance of its obligation hereunder have been duly authorized by all applicable corporate power and authority, and this Agreement constitutes its legal, valid and binding obligation, enforceable against in it accordance with its terms, except as enforceability may be limited by applicable bankruptcy and insolvency laws and general principles of equity applicable to creditors rights; and

12.2.4.	Its execution, delivery and performance of this Agreement does not and will not violate of contravene it By-Laws or cause a violation or breach of any contract, court order or other similar restriction to which it is a party or is otherwise bound or subject;

12.2.5.	It shall at all times use the Research License and the Commercial License granted to it under the Agreement in compliance with all applicable laws and regulations; and

12.2.6.	Its marketing and sale of Licensed Products shall comply with all applicable laws and regulations.

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12.3.	Except as otherwise expressly set forth in Section 12.1, NOVODX makes no other representations and warranties regarding the GoldN™ Ebola Rapid Diagnostic Test, Licensed Patents or Licensed Product, whether express or implied, including without limitation any warranty regarding their use, safety, efficacy, performance, or fitness for a particular purpose, any warranty of merchantability or any warranty or representation that the GoldN™ Ebola Rapid Diagnostic Test, Equipment and anything made, used, sold, or otherwise disposed of under the Research License and the Commercial License granted under this Agreement is or will be free from infringement of patents, copyrights, and other rights of Third Parties or any other express or implied legal or contractual warranty. In no event shall NOVODX be liable for incidental or consequential damages of any kind, including economic damage or injury to property and lost profits, regardless of whether NOVODX shall be advised, shall have other reason to know, or in fact shall know of the possibility of the foregoing. NOVODX shall not incur any liability to CARING resulting from the supply or use of the GoldN™ Ebola Rapid Diagnostic Test and/or the Equipment.

12.4.	CARING hereby release NOVODX and its regents, employees and agents forever from any and all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorney’s and investigative expenses) relating to the use or other disposition of a GoldN™ Ebola Rapid Diagnostic Test.

12.5.	Throughout the Term, CARING shall maintain, in full force and effect comprehensive general liability (“CGL”) insurance, with single and aggregate claim limits reasonably acceptable to NOVODX.

13.	Limitation of Liability

13.1.	Nothing in this Agreement limits or excludes any Party’s liability for (a) death or personal injury caused by its negligence; (b) fraud; or (c) any sort of liability that, by law, cannot be limited or excluded.

13.2.	CARING shall defend, indemnify and hold harmless NOVODX, its Affiliates, and their respective officers, directors, employees, representatives and licensors (together the “Indemnitees”) from and against any and all liability, demands, claims, damages, expenses (including attorney’s fees) and losses, direct or indirect, arising (i) its breach of this Agreement, the Research License or the Commercialization License; (ii) a breach of any representation or warranty made by CARING herein or in connections with transactions contemplated hereby, and (iii) the use of the Licensed Product in an manner outside the scope of, or in a manner inconsistent with, the Research License or the Commercial License by CARING, its successors, assignees, customers or clients.

14.	Term and Termination

14.1.	Term. This Agreement will become effective on the Effective Date and will remain in force and effect for the Term, unless earlier terminated as provided for herein.

14.2.	Termination

14.2.1.	CARING may terminate this Agreement, in its entirety or on a Collaboration Target basis, at any time upon not less than 90 (sixty) day’s prior written notice to NOVODX for convenience and for no reason whatsoever, such termination to take effect on the date set forth in the notice. All sums due and owed by CARING prior to the effective date of termination of this Agreement shall remain due and payable and NOVODX shall have no obligation to reimburse any payment previously made by CARING.

14.2.2.	NOVODX may terminate this Agreement by giving written notice to CARING, at any time upon not less than ten (10) business days’ notice to CARING for convenience and for no reason whatsoever, such termination to take effect on the date set forth in the notice. NOVODX shall also have the right to terminate this Agreement immediately upon written notice the CARING upon a Change of Control with respect to CARING or as otherwise stated in the notice, in case of any Change of Control of CARING (other than a change in control resulting solely from internal restructuring measures within the corporate group of CARING).

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14.2.3.	Either Party may terminate the Agreement if CARING is in breach of any material provision of this Agreement or in any material representation and warranty made herein and, the breach is not remedied within 30 (thirty) days after receipt of written notice specifying the breach, or within ten (10) days by NOVODX is CARING is in breach of any of its payment obligations to NOVODX pursuant to this Agreement.

14.2.4.	Either Party may (without limiting any other remedy it may have) at any time terminate this Agreement with immediate effect by giving written notice to the other Party if the other Party becomes insolvent, becomes subject to bankruptcy proceedings (which if involuntary such proceedings are not dismissed within sixty (60) days after they are commenced) or if an order is made or a resolution is passed for its winding up (except voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver or other similar officer is appointed over the whole or a substantial part of the other Party’s assets, or if the other Party makes any arrangement or assignment of with its creditors or ceases to carry on business or does or suffers any similar or analogous act existing under the laws of any country.

14.3.	Effect of termination

14.3.1.	Termination of this Agreement will not release any Party from any obligation or liability which has which accrued or was performed or was due or in any way arose before the effective date of termination of this Agreement.

14.3.2.	Upon termination or expiration of the Agreement, the Research License and the Commercial License granted herein shall automatically terminate and all rights granted revert to NOVODX whereupon CARING shall have no further right to use, market, distribute or sell the Licensed Product and CARING shall immediately cease any such use or such other activities.

14.3.3.	Upon termination or expiration of the Agreement, CARING shall immediately cease to use and shall return to NOVODX or destroy, at NOVODX’ option, all NOVODX’ Confidential Information and all physical GoldN™ Ebola Rapid Diagnostic Tests in its possession, within 10 (ten) days. CARING shall promptly send written confirmation of destruction to NOVODX, where appropriate.

15.	General

15.1.	Notices. Any notice to be given under this Agreement must be in writing and may be delivered to the other Party by hand or courier (in which case any such notice it shall be deemed received on the business day of delivery or on the first business day after delivery if delivered on a day which is not a business day) or by a means of overnight delivery from a recognized overnight delivery service (such as Federal Express by example) (in which case the notice shall be deemed received the next business day after being furnished to the delivery service for next day delivery, as evidenced by the receipt from such service). The Parties’ respective representatives for the receipt of notices are, until changed by notice given in accordance with this Section 15.1, as follows:

For NOVODX:	For CARING:
NOVODX Corporation	Caring Brands, Inc
177 US Highway 1 unit 309	1061 E Indiantown Road
Tequesta, Fl 33469 USA	Suite 110
Jupiter, Florida33477
Email: Nancy@novo-dx.com	Email: drwilson@caringbrands.com

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15.2.	Assignment. The rights and license granted by NOVODX to CARING in this Agreement is specific to CARING and the obligations of the Parties pursuant to this Agreement are specific to the respective Parties and may not be (i) assigned, delegated or otherwise transferred to any Third Party or to any of such Party’s Affiliates, or (ii) in the case of CARING, subject to, or effected by, a Change of Control of CARING, without the prior written consent of the other Party. Any attempted assignment, transfer, sublicense or delegation without such consent will be null and void ab inito. It is agreed that an initial public offering by CARING shall not be considered a Change of Control of CARING for purposes of this Agreement.

15.3.	Illegal/unenforceable provisions. If the whole or any part of any provision of this Agreement is determined to be illegal, void or unenforceable in any jurisdiction, the other provisions of this Agreement, and the rest of the void or unenforceable provision, will continue in force in that jurisdiction, and the validity and enforceability of that provision in any other jurisdiction will not be affected. The Parties request that any court t that determined such provision to be illegal, void or unenforceable modify (“blue pencil”) such provision so that it will be legal valid and enforceable to the fullest extent permitted by applicable law.

15.4.	Waiver. A wavier of any provision of this Agreement shall not be effective unless set forth in a written instrument executed by the Party granting the waiver. If a Party fails to enforce, or delays in enforcing, an obligation of the other Party, or fails to exercise, or delays in exercising, a right under this Agreement, that failure or delay will not affect its right to enforce that obligation or constitute a waiver of that right. Any waiver of any provision of this Agreement will not, unless expressly stated to the contrary, constitute a waiver of that provision on a future occasion.

15.5.	No Agency. Nothing in this Agreement creates, implies or evidences any partnership or joint venture between the Parties, or the relationship between them of principal and agent. This Agreement is between two independent contracting entities. Neither Party has any authority to make any representation or commitment, or to incur any liability, on behalf of the other.

15.6.	Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire understanding and agreement between the Parties relating to its subject matter and this Agreement supersedes all prior understandings and agreements between the Parties with respect to such subject matter (including, without limitation, the version of this Agreement which was signed but contained an error in a material term relating to the consideration to be received by NOVODX, which is corrected hereby), all of which, if any, are merged herein. Each Party acknowledges that it has not entered into this Agreement on the basis of any warranty, representation, statement, agreement or undertaking except those expressly set out in this Agreement. Each Party waives any claim for breach of this Agreement, or any right to rescind this Agreement in respect of, any representation which is not an express provision of this Agreement. However, this clause does not exclude any liability which either Party may have to the other (or any right which either Party may have to rescind this Agreement) in respect of any fraudulent misrepresentation or fraudulent concealment prior to the execution of this Agreement.

15.7.	Formalities. Each Party will take any and all actions and execute any document reasonably required by the other Party to give effect and to implement this Agreement.

15.8.	Amendments. No modification or amendment of this Agreement will be effective unless it is made in writing and signed by a duly authorized officer of each Party’.

15.9.	Third Parties. No person or entity except a Party to this Agreement, and its successors and permitted assigns has any right to prevent the amendment of this Agreement or its termination, and no one except a Party to this Agreement may enforce any benefit conferred by this Agreement, unless this Agreement expressly provides otherwise. It is understood and agreed that an Indemnitee may directly enforce the indemnification right in Section 13.2.

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15.10.	Governing Law; Jurisdiction. This Agreement is governed by, and construed and enforced in in accordance with the laws of the State of Florida, without reference to any of its conflicts of law or choice of law principles. The prevailing Party in any such action, suit or other proceeding shall be reimbursed by the other Party for the prevailing Party’s costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses. Each of NOVODX and CARING hereby consents to the exclusive jurisdiction of the state and federal courts located in Palm Beach County, Florida (the Applicable Courts”), with regard to any action, suit or other proceeding relating to this Agreement and the transactions contemplated hereby. Each of the Parties hereby waives any right to assert that venue in the Applicable Courts is improper or that the Applicable Courts constitute an inconvenient forum. The prevailing Party in any such action, suit or proceeding shall be reimbursed by the other Party for the Prevailing Party’s costs and expenses incurred in connection with such action, suit or proceeding, including, without limitation, reasonable attorneys’ fees and expenses.

15.11.	Force Majeure. Neither Party shall be liable for non-performance or delay in performance caused by an event of Force Majeure. The non-performing Party shall notify the other Party of such event of Force Majeure within five (5) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use, throughout the period of suspension of performance, commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for thirty (30) days after the date such Force Majeure commences, the Parties shall meet to discuss in good faith how to proceed in order to carry out the intent of this Agreement. For purpose of this Agreement a Force Majeure shall not include (i) a Party’s failure to commit sufficient resources, financial or otherwise, to its activities under this Agreement, or (ii) general market or economic conditions.

15.12.	Electronic signature/format. For convenience, this Agreement may be signed electronically and/or electronically transmitted in Portable Document Format (PDF), in one or more copies, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. The Parties acknowledge that the exchange of the Agreement signed electronically or signed manually by one or both Parties but transmitted in PDF format shall have the same legal value and probative force as the exchange of original signatures, and that in the event of any dispute, controversy or claim arising from the Agreement, each of the Parties hereby waives the right to invoke any defence and/or claim for exemption based on the signature and/or transmission of an original of the Agreement in electronic form.

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IN WITNESS WHEREOF, each of NOVODX and CARING has caused this Agreement to be executed by one of its duly authorized officers as of the date first above written.

SIGNED for and on behalf of		SIGNED for and on behalf of

CARING BRANDS, INC		NOVODX Corporation

By:		By:

Name:	Dr. Glynn Wilson	Name:	Nancy Torres

Position:	Chief Executive Officer	Position:	Chief Executive Officer

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Exhibit A

Licensed Patents

List of NOVODX’s patent applications related to GoldN™ Rapid Ebola Test

Patent application number(s) to be added at a later date, no later than 07/31/2024

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